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                                 EXHIBIT 10.2(d)



                 AMENDMENT TO JUNE 26, 2003 EMPLOYMENT AGREEMENT
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        This Amendment to June 26, 2003 Employment Agreement ("Amendment") is
made by and between The Bon-Ton Stores, Inc., a Pennsylvania corporation (the "Company") and Frank Tworecke ("Employee").

        WHEREAS, the Company and the Employee are parties to an Amended and Restated Employment Agreement made on June 26, 2003 ("the June 26, 2003 Agreement"); and

        WHEREAS, effective June 26, 2003, the Company granted Employee 24,812 shares in restricted stock of the Company which are subject to vesting over a three-year term; and

        WHEREAS, Employee has filed a Section 83(b) election and will pay taxes relating to his receipt of the shares; and

        WHEREAS, the Company and Employee mutually desire to amend the June 26, 2003 Agreement to address the potential tax burden on Employee in the event of his discharge without Cause or resignation for Good Reason; and

        WHEREAS, since June 26, 2003, Employee has agreed to resign a Board membership, and the Company has agreed to supplement Employee's income to compensate him for the loss of income resulting from this Board membership.

        NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:

        1. Paragraph 1(b) of the June 26, 2003 Agreement is amended to change the words "Boards of Directors of Weathervane Retain Corporation and South Moon Under" to "Board of Directors of Weathervane Retail Corporation."

        2. For each of the Company's two fiscal years ending on or about February 28, 2004 and February 28, 2005, Employee shall receive a supplemental payment in the amount of


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$12,000 to compensate him for his loss of income from his board membership. The first such payment will be made within a reasonable time after execution of this Amendment. The second payment will be due on the first anniversary date of the first payment. Employee will not be entitled to any payment if he resigns his employment without Good Reason or is discharged for Cause prior to the date of payment. If Employee is discharged without Cause or resigns for Good Reason, the supplemental payment shall be treated as a benefit for purposes of Paragraph 12(a)(i) of the June 26, 2003 Agreement.

        3. Paragraph 12(a) of the June 26, 2003 Agreement is amended to substitute the following new subparagraph (vi): In the event that Employee is discharged without Cause or resigns for Good Reason, Employee shall be entitled to reimbursement by the Company of the actual amount of all taxes paid by Employee with respect to his receipt of the shares of stock which were granted to him on June 26, 2003 which are not vested or do not otherwise become vested in connection with Employee's discharge without Cause or resignation for Good Reason.

        4. Paragraph 12(a) of the June 26, 2003 Agreement is amended to add the following new subparagraph (vii): Except as set forth above in this Paragraph 12(a), Employee shall not be eligible for any payments or other benefits upon termination of his employment without Cause or resignation for Good Reason.

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered this Amendment under seal in Pennsylvania.

                                      THE BON-TON STORES, INC.



                                      By: /s/ M. Thomas Grumbacher
                                          M. Thomas Grumbacher
                                          Chief Executive Officer



                                          FRANK TWORECKE

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                                          /s/ Frank Tworecke

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